Press Release Source: Solar Thin Films, Inc.

Solar Thin Films Completes Reverse Stock Split
and Changes Trading Symbol to SLTZ:OB

DIX HILLS, NY - (MARKET WIRE) – September 8, 2009 - Solar Thin Films, Inc. (OTC BB: SLTZ.OB) today announced that as of September 3, 2009, it completed a one-for-five reserve split of its outstanding shares of common stock.  As a result each of the reverse split, each of the approximately 100.0 million previously outstanding shares represents 0.20 of a new share, and there are now approximately 20.0 million Solar Thin Films shares outstanding.

In addition, the Financial Industry Regulatory Authority (FINRA) agreed to change the trading symbol of Solar Thin Films shares on the OTC Bulletin Board from SLTN.OB to SLTZ.OB.

Robert M. Rubin, President of Solar Thin Films, commented, “We believe that this reverse stock split will help to rationalize our capital structure and will enable our Company shares to ultimately trade at levels that will more meaningfully reflect our anticipated growth, additional orders and return to profitability.”

About Solar Thin Films, Inc.

Solar Thin Films (www.solarthinfilms.com) develops, manufactures and markets a complete line of manufacturing equipment for the production of "thin-film" amorphous silicon photovoltaic ("PV") modules through its subsidiary KRAFT Elecktronikai Zrt. based in Budapest, Hungary.  The Company sells both individual and "turnkey systems" to customers currently located in China, Spain and the United States and has produced equipment for installations in the US, Germany, Portugal, Taiwan, Greece and Spain.  The Company believes that its line of thin-film photovoltaic manufacturing equipment positions it to take advantage of the rapidly growing demand for solar modules and an expected market shift towards "thin-film" PV modules as part of a cost effective, "clean technology" energy solution.

Forward-Looking Safe Harbor Statement
Statements in this news release regarding future financial and operating results, potential applications of the Company's technology, opportunities for the Company, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements including: limited operating history, need for future capital, and economic conditions generally.  Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in the Company's periodic reports, including Forms 10-K, 10-Q, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC").

These statements, and other forward-looking statements, are not guarantees of future performance and involve risks and uncertainties.

Investor Relations Contact:
Strategic Growth International, Inc.:
Stan Altschuler/ Richard Cooper
Tel: 212-838-1444
saltschuler@sgi-ir.com  / rcooper@sgi-ir.com
www.sgi-ir.com